EXHIBIT 12.1

WEINGARTEN REALTY INVESTORS

COMPUTATION OF RATIOS

(Amounts in thousands)

	Six Months Ended June 30		Year Ended December 31,
	2014	2013	2013	2012	2011	2010	2009
Income (loss) from continuing operations	$54,930	$62,974	$135,372	$60,511	$(12,202)	$7,179	$27,104
Equity in (earnings) losses of real estate joint ventures and partnerships, net	(8,450)	(9,342)	(35,112)	1,558	(7,834)	(12,889)	(5,548)
Provision (benefit) for income taxes	(1,601)	(30)	7,051	(70)	2	(291)	5,871
Gain on sale of property	1,911	407	762	1,004	1,304	2,005	24,494
Fixed charges	51,283	44,534	101,723	111,809	134,597	140,819	156,531
Amortization of capitalized interest	1,074	1,223	2,412	2,397	2,347	2,129	1,843
Distributions of income from real estate joint ventures and partnerships	1,503	1,723	3,498	3,141	2,186	1,733	2,841
Capitalized interest	(1,410)	(1,104)	(2,403)	(3,125)	(2,329)	(3,405)	(8,716)
Net income as adjusted	$99,240	$100,385	$213,303	$177,225	$118,071	$137,280	$204,420

Fixed charges:
Interest on indebtedness, net	$48,890	$42,464	$97,444	$106,800	$130,478	$135,664	$146,139
Capitalized interest	1,410	1,104	2,403	3,125	2,329	3,405	8,716
Portion of rents representative of the interest factor	983	966	1,876	1,884	1,790	1,750	1,676
Fixed charges	$51,283	$44,534	$101,723	$111,809	$134,597	$140,819	$156,531
Preferred dividends	5,420	12,753	18,173	34,930	35,476	35,476	35,476
Combined fixed charges and preferred dividends	$56,703	$57,287	$119,896	$146,739	$170,073	$176,295	$192,007

RATIO OF EARNINGS TO FIXED CHARGES (1)	1.94	2.25	2.10	1.59	0.88	0.97	1.31

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED DIVIDENDS (2)	1.75	1.75	1.78	1.21	0.69	0.78	1.06

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(1)         The deficiency for the year ended December 31, 2011 and 2010 is $16.5 million and $3.5 million, respectively, which represents the dollar amount by which the ratio is less than one.

(2)         The deficiency for the year ended December 31, 2011 and 2010 is $52.0 million and $39.0 million, respectively, which represents the dollar amount by which the ratio is less than one.